                                                                      EXHIBIT 11

                           COMVERSE TECHNOLOGY, INC.

                STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              1995      1996
                                                              ----      ----

Primary earnings per share:

    Net income                                                $17,050  $27,988
    Interest expense on 5-1/4% Convertible Subordinated
          Debentures, net of tax /(1)/                              -    2,586
                                                              -------  -------

    If-converted earnings                                     $17,050  $30,574
                                                              =======  =======

Weighted average number of outstanding common shares           21,122   21,931
Additional shares assuming exercise of stock options            1,480    1,815
Additional shares assuming conversion of
     5-1/4% Convertible Subordinated Debentures
     at beginning of year                                           -    2,701
                                                              -------  -------
Weighted average number of outstanding common
   and common equivalent shares                                22,602   26,447
                                                              =======  =======

Primary earnings per share                                    $  0.75   $ 1.16
                                                              =======  =======


Fully diluted earnings per share:


    Net income                                                $17,050  $27,988
    Interest expense on 5-1/4% Convertible Subordinated
          Debentures, net of tax /(1)/                              -    2,586
                                                              -------  -------

    If-converted earnings                                     $17,050  $30,574
                                                             ========  =======

Weighted average number of outstanding common shares           21,122   21,931
Additional shares assuming exercise of stock options            1,587    1,940
Additional shares assuming conversion of
     5-1/4% Convertible Subordinated Debentures
     at beginning of year                                           -    2,701
                                                             --------  -------
Weighted average number of outstanding common shares
    assuming full dilution                                    22,709    26,572
                                                             =======   =======

Fully diluted earnings per share                             $  0.75    $ 1.15
                                                             =======   =======


/(1)/ The assumed conversion of the 5-1/4% Convertible Subordinated Debentures for the year ended December 31, 1995 was antidilutive.